Exhibit 3.3

CIM REAL ESTATE FINANCE TRUST, INC.

ARTICLES OF AMENDMENT

CIM Real Estate Finance Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

CIM Group, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer, Principal Accounting Officer and Treasurer and attested to by its Assistant Secretary on this 24th day of June, 2026.

ATTEST:	CIM REAL ESTATE FINANCE TRUST, INC.

/s/ Laura Eichelsderfer	By:	/s/ David Thompson	(SEAL)
Name: Laura Eichelsderfer	Name:	David Thompson
Title: Assistant Secretary	Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer